UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2010

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington D.C.		20036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 2, 2010, the Board of Directors of the Federal Agricultural Mortgage Corporation (“Farmer Mac”) amended its By-Laws to provide that in the event the Vice Chairman of the Board is acting as Chairman due to a vacancy in the office of Chairman, the Board may elect an Acting Vice Chairman to perform the duties of the Vice Chairman until such time as the Vice Chairman is no longer acting as Chairman.

The text of the amendment to Farmer Mac’s By-Laws is included in the langugae attached to this report as Exhibit 3.

Item 8.01.  Other Events.

On December 2, 2010, the Board of Directors of Farmer Mac declared a quarterly dividend on each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock, Class B Voting Common Stock, and Class C Non Voting Common Stock.  The quarterly dividend of $0.05 per share of common stock will be payable on December 31, 2010 to holders of record of common stock as of December 15, 2010.  Also on December 2, 2010, the Board of Directors of Farmer Mac declared a quarterly dividend on the Corporation’s Series C Preferred Stock.  The quarterly dividend of $12.50 per share of Series C Preferred Stock is for the period from October 1, 2010 through December 31, 2010 and will be payable on December 31, 2010 to holders of record of preferred stock as of December 20, 2010.  Each share of Series C Preferred Stock has a par value and liquidation preference of $1,000.00 per share.

Information about dividends is also included in the press release attached to this report as Exhibit 99.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

	3.	Text of amendments to By-Laws.

	99.	Press release dated December 2, 2010 regarding the declaration of dividends on common and preferred stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

	By:	/s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Senior Vice President – General Counsel

Dated: December 2, 2010

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